EXHIBIT 4.4

AMENDMENT NO. 1 dated as of November 10, 2016 (the “Amendment”), to the Amended and Restated Series 2000 Supplement dated as of August 9, 2011 (the “Series 2000 Supplement”), to the Second Amended and Restated Pooling and Servicing Agreement dated as of August 9, 2011 (as further amended and restated as of the date hereof, the “Agreement”), between CITIBANK, N.A. (“Citibank”), as Seller and Servicer, and as successor in interest to Citibank (South Dakota), National Association, a national banking association, and Citibank (Nevada), National Association, a national banking association, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”).

The parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Series 2000 Supplement.

2. Amendment to Section 2.01. The following defined term is hereby added to Section 2.01 of the Series 2000 Supplement in proper alphabetical order:

“Note Owner” shall have the meaning specified in the Indenture.

3. Amendment to Section 8.06. Section 8.06 of the Series 2000 Supplement is hereby deleted in its entirety and replaced with the following:

“SECTION 8.06. Treatment of Noteholders and Note Owners. (a) For purposes of any provision of the Agreement, this Series Supplement, or the Asset Representations Review Agreement requiring or permitting actions with the consent of, or at the direction of, Investor Certificateholders generally, or Series 2000 Certificateholders specifically, holding a specified percentage of the aggregate unpaid principal amount of the applicable Investor Certificates (a) each Noteholder will be deemed to be a Series 2000 Certificateholder; (b) each Noteholder will be deemed to be the Holder of an aggregate unpaid principal amount of Series 2000 Certificates equal to the Adjusted Outstanding Dollar Principal Amount of such Noteholder’s Notes; (c) each series of Notes under the Indenture will be deemed to be a separate Series of Investor Certificates and the Holder of a Note of such series will be deemed to be the Holder of an aggregate unpaid principal amount of such Series of Investor Certificates equal to the Adjusted Outstanding Dollar Principal Amount of such Noteholder’s Notes of such series; (d) each class of Notes of a Single Issuance Series and each tranche of Notes of a Multiple Issuance Series under the Indenture will be deemed to be a separate Class of Investor Certificates and the Holder of a Note of such class or tranche will be deemed to be the Holder of an aggregate unpaid principal amount of such Class of Investor Certificates equal to the Adjusted Outstanding Dollar Principal Amount of such Noteholder’s Notes of such class or tranche and (e) any Notes owned by the

Issuer, any Seller, the Servicer, any other holder of a Sellers’ Certificate or any Affiliate thereof, and in addition, for purposes of subsection 14.02(a) and 14.02(b) of the Agreement and any provision of the Asset Representations Review Agreement, Notes owned by the Asset Representations Reviewer or any Affiliate thereof, will be deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such consent or direction, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded and may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not any Seller, the Servicer, any other holder of a Sellers’ Certificate or any Affiliate thereof, and in addition, for purposes of subsection 14.02(a) and 14.02(b) of the Agreement and any provision of the Asset Representations Review Agreement, the pledgee is not the Asset Representations Reviewer or any Affiliate thereof.

(b) For purposes of subsection 3.10 of the Agreement, each Note Owner will be deemed to be a Certificate Owner.

4. Conditions to Effectiveness. It shall be a condition to the effectiveness of this Amendment that, on or prior to the date hereof, (a) the Banks shall have delivered to the Trustee an Opinion of Counsel, substantially in the form of Exhibit H-1 to the Agreement to the effect that (i) the Amendment has been entered into in accordance with the terms and provisions of Section 13.01 of the Agreement and will not adversely affect in any material respect the interests of any Investor Certificateholder and (ii) the Amendment has been duly authorized, executed and delivered by the Banks and is enforceable against each of them in accordance with its terms, and (b) the Rating Agency Condition shall have been satisfied.

5. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

6. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

7. Effect on Series 2000 Supplement. Except as expressly amended hereby, the Series 2000 Supplement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Series 2000 Supplement shall mean the Series 2000 Supplement as amended by this Amendment. The Trustee makes no representation as to the validity or sufficiency of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

CITIBANK, N.A.,
Seller and Servicer,

By:	/s/ Douglas C. Morrison
Name:	Douglas C. Morrison
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,

By:	/s/ Rosemary Cabrera
Name:	Rosemary Cabrera
Title:	Associate

By:	/s/ Jenna Kaufman
Name:	Jenna Kaufman
Title:	Director

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